CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of XTL Biopharmaceuticals Ltd of our audit report dated March 7, 2013, relating to the financial statements of Proteologics Ltd for the year ended December 31, 2012, which appears in XTL Biopharmaceuticals Ltd’s Annual Report on Form 20-F dated April 25, 2013 for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
March 31, 2014	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,

P.O Box 50005 Tel-Aviv 6150001 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il